Exhibit 21.1

Name of Subsidiary	Doing Business As (If Different from Corporate Name)	Jurisdiction of Incorporation or Organization
Urology Associates of North Texas, PLLC		Texas
The Medical Clinic of North Texas, Inc.		Texas
Impel Management Services, L.L.C.		Texas
Impel Consulting Experts, LLC		Texas
Rocky Mountain Medical Center, L.P.		Texas
Surgery Center of Waxahachie, LP		Texas
Mat-Rx Development, LLC	USMD Hospital Division	Texas
USMD of Arlington GP, LLC		Texas
U.S. Lithotripsy, L.P.	USMD Lithotripsy Division	Texas
USMD Cancer Treatment Centers, LLC		Texas
USMD Diagnostic Services, LLC		Texas
USMD Inc.		Texas
Mat-Rx Fort Worth GP, LLC		Texas
USMD Administrative Services, LLC		Texas
USGP, LLC		Texas
Litho GP, LLC		Texas
Big Country II Lithotripsy, L.P.		Texas
Dallas Stone Management, L.P.		Texas
Ironwood Stone Management, L.P.		Texas
Tyler Stone Management, Ltd.	Lithotripsy of East Texas	Texas
Metro I Stone Management, Ltd.		Texas
Midland Stone Management, L.P.		Texas
Mississippi Valley I Stone Management, L.P.		Oklahoma
White River Lithotripsy, L.P.		Arkansas
Western Plains II Lithotripsy, L.P.		Texas
North Central Missouri III Lithotripsy, L.P.		Texas
North Texas Stone Management, L.P.		Texas
Verrazano Lithotripsy, L.P.		Texas
East Texas II – Athens, L.P.		Texas
East Texas II – Longview, L.P.		Texas
S.E. Colorado Lithotripsy, L.P.		Texas
Kenai Lithotripsy, L.P.		Alaska
Metro Houston Lithotripsy II, L.P.		Texas
Houston II Lithotripsy, L.P.		Texas
Millennium Lithotripsy, L.P.		Texas
Gateway II Lithotripsy, LLC		Missouri
Rio Grande Lithotripsy, L.P.		Texas
South Texas Lithotripsy, L.P.		Texas
USMD Hospital at Arlington, L.P.		Texas
USMD Hospital at Ft. Worth, L.P.		Texas
Anchorage Cancer Treatment Center, LLC		Alaska
MXMD Centros De Cancer, S. De R.L. De C.V.		Mexico City, F.D., Mexico
Christus Muguerza Radio Terapia Avanzada, S.D. R.L. De C.V.		Nuevo Leon, Mexico
Yorktown Center for Radiation Oncology Services, L.L.C.		New York
USMD Affiliated Services		Texas